Exhibit 99.1

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2020 SECOND QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND OF $0.175 PER SHARE

ARLINGTON, Texas (Business Wire) - April 28, 2020
Fiscal 2020 Second Quarter Highlights - comparisons to the prior year quarter
•Net income per diluted share increased 40% to $1.30
•Net income attributable to D.R. Horton increased 37% to $482.7 million
•Consolidated revenues increased 9% to $4.5 billion
•Consolidated pre-tax income increased 34% to $621.3 million, with a pre-tax profit margin of 13.8%
•Homes closed increased 8% in homes and 10% in value to 14,539 homes and $4.4 billion
•Net sales orders increased 20% to 20,087 homes and 22% in value to $6.0 billion

D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that net income per common share attributable to D.R. Horton for its second fiscal quarter ended March 31, 2020 increased 40% to $1.30 per diluted share compared to $0.93 per diluted share in the same quarter of fiscal 2019. Net income attributable to D.R. Horton in the second quarter of fiscal 2020 increased 37% to $482.7 million compared to $351.3 million in the same quarter of fiscal 2019. Homebuilding revenue for the second quarter of fiscal 2020 increased 10% to $4.4 billion from $4.0 billion in the same quarter of fiscal 2019. Homes closed in the quarter increased 8% to 14,539 homes compared to 13,480 homes closed in the same quarter of fiscal 2019.

For the six months ended March 31, 2020, net income attributable to D.R. Horton increased 43% to $914.0 million, or $2.46 per diluted share, compared to $638.4 million, or $1.68 per diluted share, in the same period of fiscal 2019. The current period results include a tax benefit of $39.5 million related to federal energy efficient homes tax credits that were retroactively reinstated during the period. Homebuilding revenue for the first six months of fiscal 2020 increased 11% to $8.3 billion from $7.4 billion in the same period of fiscal 2019. Homes closed in the first six months of fiscal 2020 increased 10% to 27,498 homes compared to 24,980 homes closed in the same period of fiscal 2019.

As previously announced, net sales orders for the second quarter ended March 31, 2020 increased 20% to 20,087 homes and 22% in value to $6.0 billion compared to 16,805 homes and $4.9 billion in the same quarter of the prior year. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the second quarter of fiscal 2020 was 19% which was unchanged from the prior year quarter. Net sales orders for the first six months of fiscal 2020 increased 19% to 33,213 homes and 22% in value to $10.0 billion compared to 27,847 homes and $8.2 billion in the same period of fiscal 2019. Refer to the Company’s preliminary second quarter results press release issued April 7, 2020 for additional details.

The Company's sales order backlog of homes under contract at March 31, 2020 increased 14% to 19,328 homes and 18% in value to $5.9 billion compared to 16,890 homes and $5.0 billion at March 31, 2019.

At March 31, 2020, the Company had 33,400 homes in inventory, of which 16,700 were unsold. 4,700 of the company’s unsold homes at March 31, 2020 were completed. The Company’s homebuilding land and lot portfolio totaled 329,300 lots at the end of the quarter, of which 36% were owned and 64% were controlled through land purchase contracts.

The Company's return on equity (ROE) was 19.1% for the trailing twelve months ended March 31, 2020, and homebuilding return on inventory (ROI) was 20.2% for the same period. ROE is calculated as net income attributable to D.R. Horton for the trailing twelve months ended March 31, 2020 divided by average stockholders' equity. Average stockholders' equity in the ROE calculation is the sum of ending stockholders' equity balances of the trailing five quarters divided by five. Homebuilding ROI is calculated as homebuilding pre-tax income for the trailing twelve months ended March 31, 2020 divided by average inventory. Average inventory in the ROI calculation is the sum of ending homebuilding inventory balances for the trailing five quarters divided by five.

The Company ended the second quarter with $1.0 billion of unrestricted homebuilding cash and $1.0 billion of available capacity on its $1.6 billion revolving credit facility for total homebuilding liquidity of $2.0 billion. Homebuilding debt at March 31, 2020 totaled $2.5 billion, with $400 million of senior note maturities in the next twelve months. The Company’s homebuilding debt to total capital ratio at March 31, 2020 was 19.2%. Homebuilding debt to total capital consists of homebuilding notes payable divided by stockholders’ equity plus homebuilding notes payable.

Donald R. Horton, Chairman of the Board, said, “The D.R. Horton team delivered strong results in the second fiscal quarter of 2020 during an unprecedented time for our country, and we appreciate the efforts of our dedicated operational teams who continue to provide new homes to families across the United States. Since the beginning of the COVID-19 pandemic, our priority has been the health and safety of our employees, customers, trade partners and the communities we serve. We remain committed to all of the Company’s stakeholders as we continue to safely operate our business.

“We began to see the impact of the pandemic on our operations and housing demand in late March and April and our experienced operators across the country have and continue to quickly adjust to changing market conditions. We are well-positioned to successfully operate in this uncertain environment with our experienced team, industry-leading market share, broad geographic footprint and diverse product offerings. We expect to maintain our flexible operational and financial position by generating strong cash flows from our homebuilding operations, limiting land acquisition and land development spending and adjusting our product offerings, incentives, home pricing, sales pace and inventory levels to optimize the return on our inventory investments in each of our communities based on local housing market conditions.

“Our strong balance sheet, ample liquidity and low leverage provide us with flexibility to withstand difficult economic conditions, and we plan to maintain our disciplined approach to investing capital to enhance the long-term value of our company.”

COVID-19
The Company’s results of operations can be affected by changes in economic conditions that negatively impact the housing, lot development and financial services markets. Economic fundamentals remained solid in the housing market throughout most of the second quarter of fiscal 2020, as interest rates on mortgage loans remained low, demand was strong and there was a limited supply of homes at affordable prices across most of the Company’s markets. However, during the latter part of March and into April, the impacts of the COVID-19 pandemic (COVID-19) and the related widespread reductions in economic activity across the United States began to adversely affect the Company’s business operations and the demand for its homes across all of its operating markets.

The Company has experienced increases in sales cancellations and decreases in sales orders in late March and to date in April as compared to the same period in the prior year. Month-to-date in April 2020, the Company’s net sales orders are approximately 11% lower than the same period a year ago. This month-to-date net sales trend may not be indicative of the net sales results that may be expected for the full month of April 2020, because a significant number of sales contract cancellations typically occur in the final days of each month, which can significantly affect net sales orders for the full month. As of the date of this report, the Company’s weekly net sales order volumes in the most recent two weeks have increased as compared to the preceding four weeks.

In almost all of the municipalities across the U.S. where the Company operates, residential construction and financial services have been designated as essential businesses as part of critical infrastructure. The health and safety of D.R. Horton’s employees, customers and trade partners is the Company’s first priority as operations continue. The Company has safely continued its homebuilding and financial services operations in those markets where allowed and has implemented operational protocols to comply with social distancing and other health and safety standards as required by federal, state and local government agencies, taking into consideration guidelines of the Centers for Disease Control and Prevention and other public health authorities.

The Company’s mortgage subsidiary, DHI Mortgage, has experienced lower pricing and gains on the sales of its mortgage loans and servicing rights in late March and April, due to disruption in the secondary mortgage markets. Many purchasers and servicers of mortgages have limited their purchases and tightened their credit standards due to liquidity and operational challenges caused by COVID-19 and the uncertainty of the impact of the borrower forbearance provisions of the federal Coronavirus Aid, Relief, and Economic Security Act enacted in late March 2020.

There is significant uncertainty regarding the extent to which and how long COVID-19 and related government directives, actions and economic relief efforts will disrupt the U.S. economy and level of employment, capital markets, secondary mortgage markets, consumer confidence, demand for the Company’s homes and availability of mortgage loans to homebuyers. The extent to which this impacts the Company’s operational and financial performance will depend on future developments, including the duration and spread of COVID-19 and the impact on D.R. Horton’s customers, trade partners and employees, all of which are highly uncertain and cannot be predicted.

Guidance
As previously reported, due to the current uncertainty in the U.S. economy and the Company's business operations resulting from COVID-19, the Company has withdrawn its previously issued fiscal 2020 guidance.

Dividends
During the second quarter of fiscal 2020, the Company paid cash dividends of $64.1 million, for a total of $128.7 million of dividends paid during the six months ended March 31, 2020. Subsequent to quarter-end, the Company declared a quarterly cash dividend of $0.175 per common share that is payable on May 21, 2020 to stockholders of record on May 11, 2020.

Share Repurchases
The Company repurchased 4.0 million shares of common stock for $197.3 million during the second quarter of fiscal 2020, for a total of 7.0 million shares of common stock for $360.4 million during the six months ended March 31, 2020. The Company’s remaining stock repurchase authorization at March 31, 2020 was $535.3 million.

Forestar
Forestar Group Inc. (NYSE:FOR) (“Forestar”), a majority-owned subsidiary of D.R. Horton, is a publicly-traded residential lot development company, which currently operates in 50 markets and 21 states. Forestar’s results of operations for the periods presented are fully consolidated in the Company’s financial statements with the percentage not owned by the Company reported as noncontrolling interests.

For the second quarter ended March 31, 2020, Forestar sold 1,951 lots and generated $159.1 million of revenue compared to 548 lots and $65.4 million of revenue in the prior year quarter. For the six months ended March 31, 2020, Forestar sold 4,373 lots and generated $406.4 million of revenue compared to 1,066 lots and $103.8 million of revenue in the prior year six month period. These results are included in the Company’s segment information following the consolidated financials.

Forestar ended the second quarter with $438.2 million of unrestricted cash and $349.0 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $787.2 million. During the quarter, Forestar issued $300 million principal amount of 5.0% senior notes due 2028 and repaid $118.9 million of 3.75% convertible senior notes in cash at maturity. Forestar’s debt at March 31, 2020 totaled $640.1 million, with no senior note maturities until fiscal 2024.

DHI Communities
DHI Communities, a wholly-owned D.R. Horton subsidiary, is a multi-family rental company that has three projects under active construction and one project that was substantially complete at March 31, 2020. During the second quarter of fiscal 2020, DHI Communities sold its fourth multi-family rental project for $67.0 million and recorded a gain on the sale of $28.2 million which is included in the consolidated statements of operations for the three and six months ended March 31, 2020. At March 31, 2020 and September 30, 2019, the consolidated balance sheets included $202.8 million and $204.0 million, respectively, of assets owned by DHI Communities.

Conference Call and Webcast Details
The Company will host a conference call today (Tuesday, April 28) at 8:30 a.m. Eastern Time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company’s website at investor.drhorton.com.

About D.R. Horton, Inc.
D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States since 2002. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 89 markets in 29 states across the United States and closed 59,493 homes in the twelve-month period ended March 31, 2020. The Company is engaged in the construction and sale of high-quality homes through its diverse brand portfolio that includes D.R. Horton, Emerald Homes, Express Homes and Freedom Homes with sales prices ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing, title services and insurance agency services for homebuyers through its mortgage, title and insurance subsidiaries.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that we are well-positioned to successfully operate in this uncertain environment with our experienced team, industry-leading market share, broad geographic footprint and diverse product offerings; we expect to maintain our flexible operational and financial position by generating strong cash flows from our homebuilding operations, limiting land acquisition and land development spending and adjusting our product offerings, incentives, home pricing, sales pace and inventory levels to optimize the return on our inventory investments in each of our communities based on local housing market conditions; and that our strong balance sheet, low leverage and liquidity provide us with flexibility to withstand difficult economic conditions, and we plan to maintain our disciplined approach to investing capital to enhance the long-term value of our company. The forward-looking statements also include all commentary in the COVID-19 section.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effects of public health issues such as a major epidemic or pandemic, including the impact of COVID-19 on the economy and our businesses; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; constriction of the credit and public capital markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; our ability to effect our growth strategies, acquisitions or investments successfully; the impact of an inflationary, deflationary or higher interest rate environment; home warranty and construction defect claims; the effects of health and safety incidents; the effects of negative publicity; supply shortages and other risks of acquiring land, building materials and skilled labor; reductions in the availability of performance bonds; increases in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding and land development operations; the effects of governmental regulations on our financial services operations; our ability to manage and service our debt and comply with related debt covenants, restrictions and limitations; competitive conditions within the homebuilding and financial services industries; the effects of the loss of key personnel; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are or will be filed with the Securities and Exchange Commission.

Contact
D.R. Horton, Inc.
Jessica Hansen, 817-390-8200
Vice President of Investor Relations
InvestorRelations@drhorton.com

D.R. HORTON, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2020	September 30, 2019
	(In millions)
ASSETS
Cash and cash equivalents	$1,522.8	$1,494.3
Restricted cash	14.5	19.7
Total cash, cash equivalents and restricted cash	1,537.3	1,514.0
Inventories:
Construction in progress and finished homes	5,969.4	5,245.0
Residential land and lots — developed, under development, held for development and held for sale	6,255.1	6,037.0
Total inventory	12,224.5	11,282.0
Mortgage loans held for sale	1,379.4	1,072.0
Deferred income taxes, net of valuation allowance of $17.8 million and $18.7 million at March 31, 2020 and September 30, 2019, respectively	149.5	163.1
Property and equipment, net	589.7	499.2
Other assets	1,086.1	912.8
Goodwill	163.5	163.5
Total assets	$17,130.0	$15,606.6
LIABILITIES
Accounts payable	$707.0	$634.0
Accrued expenses and other liabilities	1,381.6	1,278.1
Notes payable	4,306.6	3,399.4
Total liabilities	6,395.2	5,311.5
EQUITY
Common stock, $.01 par value, 1,000,000,000 shares authorized, 394,279,177 shares issued and 363,537,810 shares outstanding at March 31, 2020 and 392,172,821 shares issued and 368,431,454 shares outstanding at September 30, 2019	3.9	3.9
Additional paid-in capital	3,191.3	3,179.1
Retained earnings	8,425.4	7,640.1
Treasury stock, 30,741,367 shares and 23,741,367 shares at March 31, 2020 and September 30, 2019, respectively, at cost	(1,162.6)	(802.2)
Stockholders’ equity	10,458.0	10,020.9
Noncontrolling interests	276.8	274.2
Total equity	10,734.8	10,295.1
Total liabilities and equity	$17,130.0	$15,606.6

D.R. HORTON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
	(In millions, except per share data)
Revenues	$4,500.0	$4,128.7	$8,520.7	$7,647.7
Cost of sales	3,450.8	3,256.7	6,535.0	6,007.8
Selling, general and administrative expense	466.8	444.2	922.6	847.0
Gain on sale of assets	(28.5)	(29.3)	(59.5)	(31.3)
Other (income) expense	(10.4)	(5.7)	(21.9)	(14.3)
Income before income taxes	621.3	462.8	1,144.5	838.5
Income tax expense	137.3	108.4	228.1	197.4
Net income	484.0	354.4	916.4	641.1
Net income attributable to noncontrolling interests	1.3	3.1	2.4	2.7
Net income attributable to D.R. Horton, Inc.	$482.7	$351.3	$914.0	$638.4

Basic net income per common share attributable to D.R. Horton, Inc.	$1.32	$0.94	$2.49	$1.71
Weighted average number of common shares	365.8	373.3	367.1	374.2

Diluted net income per common share attributable to D.R. Horton, Inc.	$1.30	$0.93	$2.46	$1.68
Adjusted weighted average number of common shares	370.1	377.7	371.8	378.9

Other Consolidated Financial Data
Interest charged to cost of sales	$29.2	$29.9	$54.9	$55.5
Depreciation and amortization	$19.8	$17.2	$38.8	$34.1
Interest incurred	$37.6	$35.0	$75.3	$66.7

D.R. HORTON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended March 31,
	2020	2019
	(In millions)
OPERATING ACTIVITIES
Net income	$916.4	$641.1
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	38.8	34.1
Amortization of discounts and fees	5.8	5.1
Stock-based compensation expense	37.9	35.9
Equity in earnings of unconsolidated entities	(0.9)	(0.5)
Distributions of earnings of unconsolidated entities	—	0.5
Deferred income taxes	10.0	12.6
Inventory and land option charges	12.8	21.8
Gain on sale of assets	(59.5)	(31.3)
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(724.4)	(755.2)
Increase in residential land and lots – developed, under development, held for development and held for sale	(324.2)	(445.6)
Increase in other assets	(153.1)	(39.9)
Net increase in mortgage loans held for sale	(307.4)	—
Increase in accounts payable, accrued expenses and other liabilities	152.7	59.7
Net cash used in operating activities	(395.1)	(461.7)
INVESTING ACTIVITIES
Expenditures for property and equipment	(47.6)	(69.8)
Proceeds from sale of assets	129.8	83.8
Expenditures related to rental properties	(113.0)	(28.3)
Return of investment in unconsolidated entities	2.4	4.4
Net principal increase of other mortgage loans and real estate owned	(0.6)	(1.6)
Payments related to business acquisitions	(5.6)	(309.6)
Net cash used in investing activities	(34.6)	(321.1)
FINANCING ACTIVITIES
Proceeds from notes payable	1,591.3	1,815.0
Repayment of notes payable	(918.9)	(1,531.0)
Advances on mortgage repurchase facility, net	297.6	53.0
Proceeds from stock associated with certain employee benefit plans	12.9	22.3
Cash paid for shares withheld for taxes	(38.1)	(19.5)
Cash dividends paid	(128.7)	(111.9)
Repurchases of common stock	(360.4)	(216.2)
Distributions to noncontrolling interests, net	(0.4)	(3.7)
Other financing activities	(2.3)	—
Net cash provided by financing activities	453.0	8.0
Net increase (decrease) in cash, cash equivalents and restricted cash	23.3	(774.8)
Cash, cash equivalents and restricted cash at beginning of period	1,514.0	1,506.0
Cash, cash equivalents and restricted cash at end of period	$1,537.3	$731.2

D.R. HORTON, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	March 31, 2020
	Homebuilding	Forestar (1)	Financial Services	Other (2)	Eliminations (3)	Other Adjustments (4)	Consolidated
	(In millions)
Assets
Cash and cash equivalents	$1,012.6	$438.2	$45.8	$26.2	$—	$—	$1,522.8
Restricted cash	7.8	—	6.6	0.1	—	—	14.5
Inventories:
Construction in progress and finished homes	6,003.8	—	—	—	(34.4)	—	5,969.4
Residential land and lots — developed, under development, held for development and held for sale	5,084.6	1,199.2	—	—	(29.9)	1.2	6,255.1
	11,088.4	1,199.2	—	—	(64.3)	1.2	12,224.5
Mortgage loans held for sale	—	—	1,379.4	—	—	—	1,379.4
Deferred income taxes, net	136.7	8.0	—	—	10.8	(6.0)	149.5
Property and equipment, net	327.2	1.0	3.3	259.2	(1.0)	—	589.7
Other assets	891.5	29.2	203.5	47.9	(97.6)	11.6	1,086.1
Goodwill	134.3	—	—	—	—	29.2	163.5
	$13,598.5	$1,675.6	$1,638.6	$333.4	$(152.1)	$36.0	$17,130.0
Liabilities
Accounts payable	$670.6	$23.1	$0.2	$13.1	$—	$—	$707.0
Accrued expenses and other liabilities	1,165.7	175.6	146.7	10.5	(105.1)	(11.8)	1,381.6
Notes payable	2,480.0	640.1	1,186.5	—	—	—	4,306.6
	$4,316.3	$838.8	$1,333.4	$23.6	$(105.1)	$(11.8)	$6,395.2

	September 30, 2019
	Homebuilding	Forestar (1)	Financial Services	Other (2)	Eliminations (3)	Other Adjustments (4)	Consolidated
	(In millions)
Assets
Cash and cash equivalents	$1,043.0	$382.8	$43.4	$25.1	$—	$—	$1,494.3
Restricted cash	8.0	—	11.6	0.1	—	—	19.7
Inventories:
Construction in progress and finished homes	5,249.0	—	—	—	(4.0)	—	5,245.0
Residential land and lots — developed, under development, held for development and held for sale	5,036.6	1,028.9	—	—	(31.4)	2.9	6,037.0
	10,285.6	1,028.9	—	—	(35.4)	2.9	11,282.0
Mortgage loans held for sale	—	—	1,072.0	—	—	—	1,072.0
Deferred income taxes, net	146.4	17.4	—	—	5.1	(5.8)	163.1
Property and equipment, net	272.4	2.4	3.2	221.2	—	—	499.2
Other assets	826.2	24.2	68.3	71.5	(88.5)	11.1	912.8
Goodwill	134.3	—	—	—	—	29.2	163.5
	$12,715.9	$1,455.7	$1,198.5	$317.9	$(118.8)	$37.4	$15,606.6
Liabilities
Accounts payable	$598.6	$16.8	$7.0	$11.6	$—	$—	$634.0
Accrued expenses and other liabilities	1,152.5	169.5	53.0	9.3	(93.6)	(12.6)	1,278.1
Notes payable	2,047.6	460.5	888.9	—	—	2.4	3,399.4
	$3,798.7	$646.8	$948.9	$20.9	$(93.6)	$(10.2)	$5,311.5
________________________________________________________
(1)Amounts are presented on Forestar’s historical cost basis.
(2)Amounts represent the aggregate balances of certain subsidiaries that are immaterial for separate reporting.
(3)Amounts represent the elimination of intercompany transactions.
(4)Amounts represent purchase accounting adjustments related to the Forestar acquisition.

D.R. HORTON, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended March 31, 2020
	Homebuilding	Forestar (1)	Financial Services	Other (2)	Eliminations (3)	Other Adjustments (4)	Consolidated
	(In millions)
Revenues
Home sales	$4,363.3	$—	$—	$—	$—	$—	$4,363.3
Land/lot sales and other	15.5	159.1	—	9.5	(151.9)	—	32.2
Financial services	—	—	104.5	—	—	—	104.5
	4,378.8	159.1	104.5	9.5	(151.9)	—	4,500.0
Cost of sales
Home sales (5)	3,435.5	—	—	—	(11.0)	—	3,424.5
Land/lot sales and other	11.3	136.5	—	—	(130.4)	—	17.4
Inventory and land option charges	8.8	0.1	—	—	—	—	8.9
	3,455.6	136.6	—	—	(141.4)	—	3,450.8
Selling, general and administrative expense	361.8	11.2	85.9	7.8	—	0.1	466.8
Gain on sale of assets	—	(0.3)	—	(28.2)	—	—	(28.5)
Other (income) expense	(4.1)	(2.1)	(6.1)	1.9	—	—	(10.4)
Income before income taxes	$565.5	$13.7	$24.7	$28.0	$(10.5)	$(0.1)	$621.3

	Six Months Ended March 31, 2020
	Homebuilding	Forestar (1)	Financial Services	Other (2)	Eliminations (3)	Other Adjustments (4)	Consolidated
	(In millions)
Revenues
Home sales	$8,226.6	$—	$—	$—	$—	$—	$8,226.6
Land/lot sales and other	35.2	406.4	—	18.3	(373.2)	—	86.7
Financial services	—	—	207.4	—	—	—	207.4
	8,261.8	406.4	207.4	18.3	(373.2)	—	8,520.7
Cost of sales
Home sales (5)	6,487.0	—	—	—	(17.7)	—	6,469.3
Land/lot sales and other	24.7	352.8	—	—	(323.9)	(0.7)	52.9
Inventory and land option charges	12.4	0.4	—	—	—	—	12.8
	6,524.1	353.2	—	—	(341.6)	(0.7)	6,535.0
Selling, general and administrative expense	720.2	21.7	163.8	16.7	—	0.2	922.6
Gain on sale of assets	—	(0.1)	—	(59.4)	—	—	(59.5)
Other (income) expense	(9.6)	(4.2)	(11.6)	3.5	—	—	(21.9)
Income before income taxes	$1,027.1	$35.8	$55.2	$57.5	$(31.6)	$0.5	$1,144.5
Summary Cash Flow Information
Cash provided by (used in) operating activities	$52.1	$(123.8)	$(312.1)	$5.5	$(16.8)	$—	$(395.1)
_________________
(1)Results are presented on Forestar’s historical cost basis.
(2)Amounts represent the aggregate results of certain subsidiaries that are immaterial for separate reporting.
(3)Amounts represent the elimination of intercompany transactions.
(4)Amounts represent purchase accounting adjustments related to the Forestar acquisition.
(5)Amount in the Eliminations column represents the profit on lots sold from Forestar to the homebuilding segment. Intercompany profit is eliminated in the consolidated financial statements when Forestar sells lots to the homebuilding segment and is recognized in the consolidated financial statements when the homebuilding segment closes homes on the lots to homebuyers.

D.R. HORTON, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended March 31, 2019
	Homebuilding	Forestar (1)	Financial Services	Other (2)	Eliminations (3)	Other Adjustments (4)	Consolidated
	(In millions)
Revenues
Home sales	$3,980.5	$—	$—	$—	$—	$—	$3,980.5
Land/lot sales and other	14.9	65.4	—	6.0	(39.7)	—	46.6
Financial services	—	—	101.6	—	—	—	101.6
	3,995.4	65.4	101.6	6.0	(39.7)	—	4,128.7
Cost of sales
Home sales (5)	3,214.2	—	—	—	(0.7)	—	3,213.5
Land/lot sales and other	9.3	43.7	—	—	(31.8)	8.2	29.4
Inventory and land option charges	13.8	—	—	—	—	—	13.8
	3,237.3	43.7	—	—	(32.5)	8.2	3,256.7
Selling, general and administrative expense	359.3	6.2	71.3	7.3	—	0.1	444.2
Gain on sale of assets	—	—	—	(29.3)	—	—	(29.3)
Other (income) expense	(1.6)	(0.9)	(3.7)	0.5	—	—	(5.7)
Income before income taxes	$400.4	$16.4	$34.0	$27.5	$(7.2)	$(8.3)	$462.8

	Six Months Ended March 31, 2019
	Homebuilding	Forestar (1)	Financial Services	Other (2)	Eliminations (3)	Other Adjustments (4)	Consolidated
	(In millions)
Revenues
Home sales	$7,391.2	$—	$—	$—	$—	$—	$7,391.2
Land/lot sales and other	21.7	103.8	—	12.8	(68.7)	—	69.6
Financial services	—	—	186.9	—	—	—	186.9
	7,412.9	103.8	186.9	12.8	(68.7)	—	7,647.7
Cost of sales
Home sales (5)	5,943.4	—	—	—	(1.7)	—	5,941.7
Land/lot sales and other	14.5	74.3	—	—	(56.3)	11.8	44.3
Inventory and land option charges	21.8	—	—	—	—	—	21.8
	5,979.7	74.3	—	—	(58.0)	11.8	6,007.8
Selling, general and administrative expense	683.9	11.9	137.0	13.9	—	0.3	847.0
Gain on sale of assets	(2.0)	(0.9)	—	(29.3)	—	0.9	(31.3)
Other (income) expense	(3.5)	(2.8)	(7.7)	(0.3)	—	—	(14.3)
Income before income taxes	$754.8	$21.3	$57.6	$28.5	$(10.7)	$(13.0)	$838.5
Summary Cash Flow Information
Cash (used in) provided by operating activities	$(215.9)	$(283.4)	$48.8	$(4.1)	$(2.7)	$(4.4)	$(461.7)
_________________
(1)Results are presented on Forestar’s historical cost basis.
(2)Amounts represent the aggregate results of certain subsidiaries that are immaterial for separate reporting.
(3)Amounts represent the elimination of intercompany transactions.
(4)Amounts represent purchase accounting adjustments related to the Forestar acquisition.
(5)Amount in the Eliminations column represents the profit on lots sold from Forestar to the homebuilding segment. Intercompany profit is eliminated in the consolidated financial statements when Forestar sells lots to the homebuilding segment and is recognized in the consolidated financial statements when the homebuilding segment closes homes on the lots to homebuyers.

D.R. HORTON, INC. AND SUBSIDIARIES
($s in millions)

NET SALES ORDERS
	Three Months Ended March 31,				Six Months Ended March 31,
	2020		2019		2020		2019
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	2,749	$803.8	2,426	$693.1	4,590	$1,350.5	3,996	$1,138.0
Midwest	1,426	506.4	1,036	361.3	2,140	761.7	1,568	558.2
Southeast	6,016	1,634.9	5,605	1,488.4	10,390	2,826.7	9,221	2,451.7
South Central	6,139	1,569.0	4,779	1,203.2	9,914	2,533.2	8,174	2,059.0
Southwest	942	267.6	797	206.2	1,609	467.3	1,327	341.1
West	2,815	1,239.2	2,162	989.8	4,570	2,031.2	3,561	1,619.2
	20,087	$6,020.9	16,805	$4,942.0	33,213	$9,970.6	27,847	$8,167.2

HOMES CLOSED
	Three Months Ended March 31,				Six Months Ended March 31,
	2020		2019		2020		2019
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	1,983	$579.5	1,791	$518.0	3,781	$1,099.9	3,349	$963.9
Midwest	877	308.7	701	246.4	1,690	590.9	1,372	491.2
Southeast	4,831	1,315.4	4,527	1,196.1	9,062	2,464.7	8,310	2,209.5
South Central	4,167	1,057.2	3,942	986.9	7,947	2,015.2	7,420	1,859.3
Southwest	680	199.7	681	173.2	1,343	395.7	1,242	316.8
West	2,001	902.8	1,838	859.9	3,675	1,660.2	3,287	1,550.5
	14,539	$4,363.3	13,480	$3,980.5	27,498	$8,226.6	24,980	$7,391.2

SALES ORDER BACKLOG
	As of March 31,
	2020		2019
	Homes	Value	Homes	Value
East	2,725	$826.7	2,550	$744.1
Midwest	1,513	535.6	1,228	417.7
Southeast	5,605	1,581.5	5,132	1,414.5
South Central	6,133	1,602.0	5,246	1,351.5
Southwest	1,081	313.2	1,013	275.9
West	2,271	1,025.2	1,721	794.0
	19,328	$5,884.2	16,890	$4,997.7

D.R. HORTON, INC. AND SUBSIDIARIES

HOMES IN INVENTORY
	As of March 31,
	2020	2019
East	4,600	4,700
Midwest	2,300	2,100
Southeast	10,300	9,700
South Central	10,200	9,400
Southwest	1,500	1,700
West	4,500	4,500
	33,400	32,100